Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR FIRST QUARTER ENDED MARCH 31, 2005

Company to restate certain deferred cost and balance sheet items and to reclassify expenses for prior periods.

NEWPORT, Wales, United Kingdom, May 9, 2005 — Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its first quarter ended March 31, 2005.

Revenues for the quarter were $7.8 million, an increase of 15 percent on $6.8 million for the first quarter of 2004 and a decrease of 22 percent on $10.0 million for the fourth quarter of 2004.

Operating loss for the quarter was $2.1 million and net loss applicable to common shares for the quarter was $2.4 million, or $0.15 per share (as a result of the pending restatement, Trikon has not included comparative results).

“Revenues for the quarter were up on the first quarter of 2004,” said Martyn Tuffery, acting chief financial officer, “with license revenue of $2.0 million resulting from a joint development agreement with Aviza Technology, Inc. The obligations under this agreement are independent of the obligations under our merger agreement.”

“Operating expenses continued at a high level similar to the fourth quarter of 2004 due to the ongoing legal and accountancy expenditure, principally related to the consolidation through merger agreement,” continued Mr. Tuffery.

“The quarter’s shipments of $12.1 million were our highest since the third quarter of 2001,” said Dr. John Macneil, chief executive officer. “I believe that this level of shipments, which includes two evaluation systems to major customers in Asia, is a strong indicator of revenue growth in 2005. I’m also pleased to report a book to bill above 1:1 for systems.”

“The license revenue from Aviza in the quarter indicates some of the potential value of Trikon’s considerable intellectual property assets and was received for access to wafer transport and control technologies,” concluded Dr. Macneil.

Restatement of Prior Periods

In the course of preparing the registration statement in connection with its proposed merger with Aviza, Trikon has concluded that it will restate its reported results for fiscal years 2000 through 2004 and the interim periods of 2003 and 2004 for the matters described below. This restatement does not impact revenues, and does not significantly impact net income/loss, earnings/loss per share or net assets, although the impact varies from quarter to quarter and may increase or decrease the reported amounts. These changes have already been reflected in the results announced today for the quarter ended March 31, 2005. Trikon will file a Notification of Late Filing on Form 12b-25 for its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

The restatement will be limited to three areas:

•	First, Trikon has previously deferred recognition of costs in the same proportion as the recognition of revenues on contracts where a system has been delivered to a customer, but final payment is not due. For example, if payment terms are 90 percent on shipment and 10 percent on acceptance, Trikon has deferred recognition of 10 percent of the total cost attributable to the product. The restated statements of operations and balance sheets will recognize the majority of the product’s costs (i.e. excluding installation costs) on shipment. This restatement will have no impact on revenue. It will affect the timing of recognition of certain costs, which may move costs from one quarter to another and therefore change Cost of Goods Sold (COGS) in a given quarter and net assets at the quarter end. The effect on income/loss from operations, net income/loss, income/loss per share and net assets is not significant. For example, although the effect may be more or less significant in a given interim period, whilst we have not completed our review nor has the necessary restatement been audited, we presently believe that the cumulative effect of this adjustment will be to reduce the loss from operations and net loss for fiscal 2004 by less than 1%.

•	Second, in its statement of operations, Trikon historically has allocated substantially all of its facilities costs to Selling, General and Administrative Cost (SG&A). Trikon has determined that a portion of those costs should be re-allocated to COGS and Research and Development (R&D). As a result, in a given period, SG&A will be reduced and COGS and R&D together will be increased by the same amount. The reallocation of overhead relates to one facility with services shared by administrative, manufacturing and research and development functions. This reallocation has no impact on revenues or net income/loss.

•	Third, in its balance sheet, Trikon has previously accounted for invoiced amounts on contracts by recording the full amount in accounts receivable and the portion of the contract price that is withheld until final acceptance as deferred revenue. The restated balance sheets will offset the portion of the contract price withheld against accounts receivable, thereby reducing total liabilities and total assets by the same amount. This change has no effect on net assets.

“Trikon hopes to complete its restatement in approximately three to four weeks and immediately thereafter, proceed with the filing by New Athletics, Inc. of the registration statement in connection with our proposed merger with Aviza,” said Dr. Macneil. “Trikon and Aviza intend to extend the date on which either party may terminate the merger agreement to accommodate this delay and we continue to work together pursuant to our previously announced joint development agreement.”

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. John Macneil, to discuss the results for the first quarter ended March 31, 2005 and the accounting changes discussed above. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com.

About Trikon Technologies

Trikon Technologies is a technology leader in wafer fabrication equipment to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in all electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on Trikon’s Web site at: www.trikon.com.

Trikon Technologies Contacts

Corporate contact: Carl Brancher	+44 1633-414111	carl.brancher@trikon.com
IR contact: Kevin Kirkeby	+1 646-284 -9416	kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995:

This news release contains certain forward-looking statements that include, without limitation, statements in the news release and comments by Dr Macneil and Martyn Tuffery about Trikon’s shipments, revenue growth, sales prospects in Asia, the value of Trikon’s intellectual property, the timing and contents of Trikon’s anticipated restatement, and the timing of filing the New Athletics Registration Statement. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the economic conditions within the semiconductor capital equipment industry; demand for Trikon’s products and services; possible changes in the company’s strategy; and potential internal, regulatory and third-party scrutiny of Trikon’s financial statements that may necessitate further restatements. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It:

New Athletics, Inc. intends to file with the Securities and Exchange Commission a registration statement and other relevant documents in connection with the proposed merger transaction involving Aviza and Trikon. Investors and security holders of Trikon are urged to read the proxy statement that will be contained in the registration statement filed by New Athletics and the other relevant documents when they become available because they will contain important information about New Athletics, Aviza and Trikon and the proposed merger transaction. Investors and security holders of Trikon may obtain free copies of the proxy statement and the other relevant documents filed with the Securities and Exchange Commission (when they become available) at the Securities and Exchange Commission’s website at http://www.sec.gov and may also obtain free copies of the proxy statement (when it becomes available) by writing to Trikon Technologies, Inc., Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, Attention: Investor Relations. Information regarding the identity of persons who may, under the Securities and Exchange Commission’s rules, be deemed to be participants in the solicitation of shareholders of Trikon in connection with the proposed transaction, and their interests in the solicitation, will be set forth in the proxy statement that will be filed by Trikon with the Securities and Exchange Commission and contained in the registration statement that will be filed by the new company with the Securities and Exchange Commission.

-Tables Follow-

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands, except share data)

March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$18,489
Accounts receivable, net	6,008
Inventories, net	18,544
Prepaid and other current assets	1,258

Total current assets	44,299
Property, equipment and leasehold improvements, net	11,446
Demonstration systems, net	4,009
Other assets	366

Total assets	$60,120

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowing	$9,450
Accounts payable	7,713
Accrued expenses	1,315
Warranty and related expenses	1,038
Current portion of long-term debt	220
Deferred revenue	—
Other current liabilities	1,620

Total current liabilities	21,356
Long-term debt less current portion	81
Other non-current liabilities	734

$22,171

Shareholders’ equity:
Preferred Stock:
Authorized shares — 20,000,000 Issued and outstanding — Nil	—
Common Stock, $0.001 par value:
Authorized shares — 50,000,000 Issued and outstanding — 15,754,985	261,416
Accumulated other comprehensive loss	2,667
Accumulated deficit	(226,134)

Total shareholders’ equity	37,949

Total liabilities and shareholders’ equity	$60,120

See Note A

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

Three Months Ended March 31, 2005
Revenues:
Product revenues	$5,796
License revenues	2,015

7,811

Costs and expenses:
Cost of goods sold	3,922
Research and development	2,277
Selling, general and administrative	3,696

9,895

Loss from operations	(2,084)
Foreign currency losses	(260)
Interest income, net	26

Loss before income tax charge	(2,318)
Income tax charge	56

Net loss	$(2,374)

Loss per share data:
Basic:	$(0.15)
Diluted:	$(0.15)
Weighted average common shares used in the calculation:
Basic:	15,755
Diluted:	15,755

See Note A

NOTE A	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of Trikon Technologies, Inc. (the “Company”) and its subsidiaries. All material intercompany balances and transactions have been eliminated.

The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. As a result of the pending restatement discussed above, we have not included a comparative condensed consolidated statement of operations for the three months ended March 31, 2004 or a comparative condensed consolidated balance sheet as at December 31, 2004.